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                                                                  EXHIBIT 10.40
[GENERAL MAGIC LOGO]




October 15, 1999


CONFIDENTIAL


Rose Marcario
1643 N. Coronado Street
Los Angeles, CA  90026


Dear Rose:

We are very pleased to extend an offer to you to join the General Magic team as Vice President Finance and Administration and Chief Financial Officer, reporting to Steve Markman. This letter sets out the terms of your employment with General Magic. You will be paid a base salary of $9,615.39 every two weeks ($250,000 annualized), less applicable withholding. In addition, you will receive a sign-on bonus of $35,000, less applicable withholding. This sign-on bonus will be paid within 30 days of your start date. You will also receive our standard benefit package as described in the Benefits Summary included in this package.

As V.P. Finance and Administration and Chief Financial Officer, you will have the opportunity to earn a performance bonus in accordance with General Magic's Performance Bonus Plan, as such plan may be modified over time. This Plan is based upon your achievement of certain performance-based objectives as agreed to by you and your manager, as well as the achievement of certain fiscal Company objectives. Bonus payments, if any, shall be made in accordance with General Magic's Performance Bonus Plan and its normal payroll procedures and will be paid annually after the close of the fiscal year. Your annual target bonus is set at 50 percent of your base pay.

Subject to the approval of General Magic's Board of Directors ("the Board"), you will be granted an incentive stock option to purchase 350,000 shares of Common Stock under the Company's stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Your options will vest over a period of four years at the rate of 1/4 at the end of twelve months of employment, and 1/48th each month thereafter, and will be subject to the Company's stock option plan and the standard form of stock option agreement. Board meetings typically occur once each quarter, and the fair market value of the Company's stock may change based on the Company's financing activities, technical and business success, and other factors.

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We will assist you in your relocation to the Sunnyvale, CA area by reimbursing you for expenses associated with your relocation (such as airfare for house hunting, temporary housing, transportation, and moving costs) up to a maximum of $35,000. To be eligible for reimbursement, all relocation expenses must be incurred within twelve months of your acceptance of this offer and must be accompanied by supporting documentation.

In the event that you voluntarily terminate your employment with General Magic for any reason within 12 months of your start date, you agree to repay General Magic the following on the date of your termination: (i) a prorated amount of the total sum of all relocation expenses reimbursed to you, and (ii) a prorated amount of your sign-on bonus.

If General Magic, in its sole discretion, terminates your employment within twelve months of your date of employment for any reason (other than for just cause or upon your death, disability or voluntary resignation), you will receive continuation of your base salary, less any applicable state and federal payroll taxes, for the remaining balance of the twelve month period, but not for less than six months from the date of your termination, in accordance with the company's payroll procedures then in effect.

As a condition of your employment, you will be required to sign General Magic's standard Employee Proprietary Information Agreement, without modification, on your first day of work. In addition, you will also be required to provide evidence of your identity and eligibility for employment in the United States. It is imperative that you bring appropriate documentation with you on your first day of employment; you cannot be put on General Magic's payroll without it. The required documentation is described within this package.

General Magic's employment relationship with all employees is an "at-will" arrangement where the employment relationship is voluntary, for no specified term, and based on mutual consent. As such, your employment may be terminated by you or General Magic at any time, with or without cause or advance notice.

This offer is contingent upon the satisfactory completion of your reference checks. Please provide us with a list of your references at your earliest convenience.

This offer is valid until end of day Monday, October 18, 1999. The terms and conditions of this offer letter and the proprietary agreement referenced above, supersede any prior written or oral communications with you concerning your employment at General Magic. The provisions of this agreement regarding "at will" employment may only be modified by a document signed by you and the President of General Magic. Please indicate your acceptance of these terms and conditions by

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signing and dating the enclosed original of this letter and returning it to
Elena Morera in Human Resources. Please retain the duplicate for your records.

Your acceptance of our offer represents a unique opportunity for us both to grow and succeed. We want to thank you in advance for your faith in us, and for the commitment you have made to our common vision. We look forward to working with you.



Welcome to General Magic!

GENERAL MAGIC, INC.



/s/ Steve Markman
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Steve Markman
Chairman of the Board,
President and CEO
General Magic, Inc.


I agree to and accept employment with General Magic, Inc. on the terms and conditions set forth in this letter.



/s/ Rose Marcario
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Rose Marcario

11/8/99
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Start Date